Exhibit 99.2

BANNER DEEPENS PRESENCE IN CORE GROWTH MARKETS WITH THE ACQUISITION OF SKAGIT BANCORP, INC. JULY 25, 2018

2 Safe Harbor Forward-Looking Statements When used in this communication and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and security holders are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed merger and all other statements in this communication other than historical facts constitute forward-looking statements. In addition to factors disclosed in Banner’s SEC reports, important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: expected revenues, cost savings, synergies and other benefits from the proposed merger of Banner and Skagit might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the requisite regulatory approvals for the proposed merger of Banner and Skagit may be delayed or may not be obtained (or may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger); the requisite approval of Skagit shareholders may be delayed or may not be obtained, the other closing conditions to the merger may be delayed or may not be obtained, or the merger agreement may be terminated; business disruption may occur following or in connection with the proposed merger of Banner and Skagit; Banner’s or Skagit’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of managements’ attention from ongoing business operations and opportunities as a result of the proposed merger or otherwise; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses and provisions for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets, and may result in the allowance for loan losses not being adequate to cover actual losses and require a material increase in reserves; results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the writing down of assets or increases in the allowance for loan losses; the ability to manage loan delinquency rates; competitive pressures among financial services companies; changes in consumer spending or borrowing and spending habits; interest rate movements generally and the relative differences between short and long-term interest rates, loan and deposit interest rates, net interest margin and funding sources; the impact of repricing and competitors’ pricing initiatives on loan and deposit products; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values; the ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace; the ability to access cost-effective funding; increases in premiums for deposit insurance; the ability to control operating costs and expenses; the use of estimates in determining fair value of certain assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuation; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect employees, and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; changes in financial markets; changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; secondary market conditions for loans and the ability to sell loans in the secondary market; the costs, effects and outcomes of litigation; legislation or regulatory changes or reforms, including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the implementing regulations; results of safety and soundness and compliance examinations by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require restitution or institute an informal or formal enforcement action which could require an increase in reserves for loan losses, write-downs of assets or changes in regulatory capital position, or affect the ability to borrow funds, or maintain or increase deposits, or impose additional requirements and restrictions, any of which could adversely affect liquidity and earnings; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations; changes in accounting principles, policies or guidelines, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services; future acquisitions by Banner of other depository institutions or lines of business; and future goodwill impairment due to changes in Banner’s business, changes in market conditions, or other factors. Forward-looking statements speak only as of the date on which they are made, and neither Banner nor Skagit undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

3 Additional Important Information In connection with the proposed acquisition of Skagit, Banner will file a registration statement on Form S-4 with the SEC to register the shares of Banner’s common stock to be issued in connection with the merger. The registration statement will include a proxy statement/prospectus, which will be sent to the shareholders of Skagit seeking their approval of the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BANNER, SKAGIT AND THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of these documents, when available, as well as other documents filed by Banner with the SEC, free of charge from the SEC’s website at www.sec.gov or by accessing Banner’s website at http://investor.bannerbank.com/Docs or upon written request to Banner Corporation, Attn: Investor Relations, 10 South First Avenue, Walla Walla, Washington 99362 or by calling (509) 527-3636.

4

Transaction Highlights

Strategic Fit	• Creates the largest community bank deposit franchise in the state of Washington • Strong deposit base with 0.17% cost of deposits and ~96% core deposits[1] • Diverse loan mix with historically good asset quality • Complements Banner's existing footprint between Seattle and Canadian border • Attractive balance sheet liquidity with loan to deposit ratio of ~74% • 60 year old bank with deep relationships

Strong Deal Economics	• Financially compelling transaction with achievable assumptions
	  • ~4% EPS accretion in 2019
	  • Tangible Book Value dilution of < 3% at closing
	  • Tangible Book Value per share earnback of < 3.8 years using both crossover and simple methods
	  • ~19% IRR
	• Adds scale and positive operating leverage with pro forma assets of $11.4 billion
	  • 5 of 11 branches (45%) within 1 mile of a Banner location

Limited Execution Risk	• Culturally aligned with community banking model and customer focus • Strong understanding of markets and geographically similar footprints • Comprehensive due diligence process completed • Continuity and market expertise through the addition of Skagit CEO Cheryl Bishop to Banner board of directors and retention of key employees

1. Core deposits excludes jumbo time deposits with balances greater than $250,000; For the quarter ended June 30, 2018

5 Skagit Bancorp Overview • • Founded in 1958 and headquartered in Burlington, WA Commercial bank with focus on community stewardship and “Genuine, Lasting Relationships” 11 branches and 1 loan production office serving the I-5 corridor from Seattle to the Canadian border #1 in deposit market share in Skagit County & its core markets including: Anacortes, Burlington, Mount Vernon and Sedro-Woolley Low-cost deposit base Solid core profitability: profitable throughout the Great Recession, consistent net interest income, minimal credit costs, steady fee income contribution • • • • Burlington 1 $246,895 34 1st Mount Vernon 3 $187,764 21 1st Anacortes 1 $140,257 22 1st Sedro-Woolley 1 $98,321 65 1st Bellingham 2 $53,149 2 12th Arlington 1 $48,898 7 6th Lynden 1 $19,177 3 9th Seattle 1 $10,318 0 31st 1. Source: S&P Global Market Intelligence, FDIC deposit data as of June 30, 2017 Assets$922 million Gross Loans$599 million Deposits$811 million Total Equity$80 million Deposit Market Share1 City Branches Deposits ($000) Market Share (%) Overall Rank Skagit Bancorp Overview (6/30/18) Skagit Branch Locations Company Introduction

6 Puget Sound Pro Forma Branch Footprint Ska gi t Ba nner Pro Forma Yea r County Depos i ts Depos i ts Deposi ts Deposi ts Ma rket Ma rket CAGR Snohomish, WA 1 48,898 6 186,554 7 235,452 11,639,679 2.02% 12 7.44% Source: S&P Global Market Intelligence, FDIC deposit data as of June 30, 2017 Pro Forma Deposit Market Share by County Ska gi t Ba nner Pro Forma Ma rket Tota l Pro Forma Pro Forma Ma rket 5-Bra nches ($000) Bra nches ($000) Bra nches ($000) ($000) Sha re Ra nk Depos i t King, WA 1 10,318 16 1,158,314 17 1,168,632 82,178,283 1.42% 13 7.44% Skagit, WA 6 673,237 1 30,197 7 703,434 2,466,487 28.52% 1 4.28% Whatcom, WA 3 72,326 7 241,329 10 313,655 3,744,770 8.38% 4 4.56% Skagit Branch BANR Branch

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Creates the Largest Community Bank in WA

Washington

Rank	WA HQ	Institution (State)	Number of Branches	Deposits in Market	Market Share
1		Bank of America Corp. (NC)	169	$ 33,023,671	21.47%
2		Wells Fargo & Co. (CA)	152	$ 18,397,887	11.96%
3		JPMorgan Chase & Co. (NY)	202	$ 17,393,198	11.31%
4		U.S. Bancorp (MN)	180	$ 16,096,115	10.46%
5		KeyCorp (OH)	154	$ 10,946,087	7.12%
6	1	Pro Forma - Banner Corp. (WA)	97	$ 5,484,749	3.57%
6	1	Columbia Banking System Inc. (WA)	74	$ 5,421,205	3.52%
7	2	Washington Federal Inc. (WA)	82	$ 5,342,515	3.47%
8		Umpqua Holdings Corp. (OR)	84	$ 5,017,150	3.26%
9	3	Banner Corp. (WA)	86	$ 4,679,970	3.04%
10	4	W.T.B. Financial Corp. (WA)	26	$ 4,063,803	2.64%
11	5	Heritage Financial Corp. (WA)	61	$ 3,796,623	2.47%
12	6	HomeStreet Inc. (WA)	39	$ 3,164,010	2.06%
13		Mitsubishi UFJ Financial	21	$ 2,654,963	1.73%
14	7	Peoples Bancorp (WA)	23	$ 1,408,200	0.92%
15		East West Bancorp Inc. (CA)	4	$ 1,400,239	0.91%
16	8	Yakima FS&LA (WA)	10	$ 1,382,451	0.90%
17	9	Cashmere Valley Bank (WA)	12	$ 1,304,216	0.85%
18		Opus Bank (CA)	16	$ 1,204,840	0.78%
19	10	FS Bancorp Inc. (WA)	22	$ 1,142,899	0.74%
20	11	Olympic Bancorp Inc. (WA)	21	$ 1,010,684	0.66%
21		Zions Bancorp. (UT)	1	$ 982,612	0.64%
22	12	Timberland Bancorp Inc. (WA)	24	$ 972,571	0.63%
23	13	First Financial Northwest Inc (WA)	10	$ 856,324	0.56%
24	14	First Northwest Bancorp (WA)	11	$ 826,581	0.54%
25	15	Skagit Bancorp Inc. (WA)	11	$ 804,779	0.52%
26		HSBC Holdings	4	$ 766,675	0.50%
27	16	Riverview Bancorp Inc. (WA)	14	$ 760,866	0.49%
28	17	Pacific Financial Corp. (WA)	15	$ 714,356	0.46%
29	18	Coastal Financial Corp. (WA)	13	$ 643,364	0.42%
30		First Interstate BancSystem (MT)	20	$ 581,789	0.38%
		Total For Institutions In Market	*1,714*	*$ 153,840,955*	
		Out of 77 Institutions			

- On a pro forma basis Banner will have the most Washington deposits of any bank headquartered in Washington, with nearly $5.5 billion

Source: S&P Global Market Intelligence, pro forma FDIC deposit data as of June 30, 2017

8 Diversified Loan Portfolio • • • Total loan 11% CAGR 2013 – Q2 2018 Strong asset quality and underwriting standards Diverse loan mix, similar to Banner $7,764mm $599mm $8,362mm Note: Pro forma as of 6/30/18; excludes purchase accounting adjustments Pro Forma Loan Mix Skagit Loan Mix Banner Loan Mix Skagit Bancorp Loan Growth History Skagit Bancorp Loan Portfolio Overview

9 Low Cost Deposit Base • • • • 0.17% cost of deposits 24% non-interest bearing deposits 85% non-CD deposits ~96% core deposits1 $8,528mm $811mm $9,338mm 1.Core deposits excludes jumbo time deposits with balances greater than $250,000 2.Pro forma as of 6/30/18; excludes growth and purchase accounting adjustments Pro Forma Deposit Mix2 Skagit Deposit Mix Banner Deposit Mix Pro Forma Cost of Deposits Skagit Bancorp Deposit Overview

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Transaction Overview

Consideration and Deal Value

- Fixed exchange ratio of 5.6664x - Skagit shareholders will receive ~3.1mm BANR shares
- 100% stock transaction for common shareholders (cash for outstanding options)
- Skagit shareholders will have pro forma ownership of approximately 8.7%
- Aggregate consideration of $191.1 million or $349.05 per share of Skagit common stock[1], subject to potential adjustment

Transaction Multiples

- Price / tangible book value per share of 237.2%[2]
- Price / LTM earnings per share of 22.3x
- Price / 2018E earnings per share of 18.2x
- 14.3% Core deposit premium[3]

Required Approvals

- Customary regulatory approvals
- Skagit Bancorp shareholders

Anticipated Closing

- 4th Quarter 2018

1. *Implied purchase price and aggregate value based on BANR closing price of $61.60 per share on July 25, 2018*
2. *Based on 6/30/2018 tangible book value for Skagit Bancorp*
3. *Core deposits excludes jumbo time deposits with balances greater than $250,000*

11 Deal Economics and Merger Assumptions • Immediately accretive to EPS; ~4% accretive in 2019 • Tangible book value dilution of 3% at close • TBV earnback < 3.8 years using both crossover and simple methods • ~19% internal rate of return • Strong capital ratios with post merger TCE ratio of 9.4% • Transaction related expenses of $14 million pre-tax • Estimated cost savings of 40% of Skagit’s non-interest expense base • Fair value adjustment on loans of (1.77%); ($8.8)mm credit mark; ($2.0)mm rate mark • Core deposit intangible of $16.9 million (10-yr amortization, sum-of-years digits) • Time deposit discount of $0.7 million • Fixed Assets write up of $3.6 million • Mark on AFS and HFS securities portfolios of ($5.7) million • Durbin Impact: $1.2 million decrease in annual interchange fee income Merger Assumptions Financial Impacts